Exhibit 99.2

LR-BAYSHORE 1, LLC

FINANCIAL STATEMENTS

DECEMBER 21, 2018 (UNAUDITED) AND DECEMBER 31, 2017 (AUDITED)

2

LR-BAYSHORE 1, LLC

Table of Contents	December 21, 2018 (unaudited) and December 31, 2017 (audited)

Independent Accountant’s Compilation Report

To the Members
LR-Bayshore 1, LLC
Bay Shore, New York

Management is responsible for the accompanying financial statements of LR-Bayshore 1, LLC, which comprise the balance sheet as of December 21, 2018, and the related statements of operations, members’ equity, and cash flows for the period then ended, and the related notes to the financial statements in accordance with accounting principles generally accepted in the United States of America.  We have performed a compilation engagement in accordance with Statements on Standards for Accounting and Review Services promulgated by the Accounting and Review Services Committee of the AICPA.  We did not audit or review the financial statements, nor were we required to perform any procedures to verify the accuracy or the completeness of the information provided by management, and we do not express an opinion, a conclusion, nor provide any form of assurance on these financial statements.

The December 31, 2017, financial statements were audited by us, and we expressed an unmodified opinion on them in our report dated February 26, 2018.  We have not performed any auditing procedures since that date.

Memphis, Tennessee
February 27, 2019

LR-BAYSHORE 1, LLC

Balance Sheets	December 21, 2018 (unaudited) and December 31, 2017 (audited)

ASSETS

	2018	2017
Current assets
Cash and cash equivalents	$210,476	$46,701
Accounts receivable	10,763	1,868
Prepaid expenses	12,730	168,544
Other	8,554	-

Total current assets	242,523	217,113

Real estate facilities, net	15,551,416	15,547,598

Total assets	$15,793,939	$15,764,711

LIABILITIES AND MEMBERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable	$26,060	$23,114
Other accrued liabilities	23,854	-
Accrued management fee	4,029	-
Prepaid rents	51,102	11,262

Total current liabilities	105,045	34,376

Notes payable, net
Land acquisition note	6,825,555	6,808,466
Construction note	5,855,319	5,196,444
Project note	3,256,876	2,692,723

Total notes payable, net	15,937,750	14,697,633

Total liabilities	16,042,795	14,732,009

Members' equity (deficit)	(248,856)	1,032,702

Total liabilities and members' equity (deficit)	$15,793,939	$15,764,711

See independent accountant’s compilation report and accompanying notes to the financial statements.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Statements of Operations	and for the period January 4, 2017 to December 31, 2017 (audited)

	2018	2017
Revenues
Self-storage facilities	$568,087	$12,907
Ancillary operations	36,455	2,760

Total revenues	604,542	15,667

Operating expenses
Self-storage cost of operations	766,942	153,260
Depreciation	370,266	94,194
General and administrative	30,562	6,492

Total operating expenses	1,167,770	253,946

Operating loss	(563,228)	(238,279)

Interest expense	944,830	256,719
Other non-recurring expenses	-	263,059

Net loss	$(1,508,058)	$(758,057)

See independent accountant’s compilation report and accompanying notes to the financial statements.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Statements of Members’ Equity (Deficit)	and for the period January 4, 2017 to December 31, 2017 (audited)

	Class A		Class B
	Units	Amount	Units	Amount	Total

Members' equity at January 4, 2017	100	$2,698,951	1	$-	$2,698,951

Distributions	-	(908,192)	-	-	(908,192)

Net loss	-	(379,787)	-	(378,270)	(758,057)

Members' equity (deficit) at December 31, 2017	100	1,410,972	1	(378,270)	1,032,702

Member contributions	-	76,500	-	150,000	226,500

Net loss	-	(755,537)	-	(752,521)	(1,508,058)

Members' equity (deficit) at December 21, 2018	100	$731,935	1	$(980,791)	$(248,856)

See independent accountant’s compilation report and accompanying notes to the financial statements.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Statements of Cash Flows	and for the period January 4, 2017 to December 31, 2017 (audited)

	2018	2017
Operating activities:
Net loss	$(1,508,058)	$(758,057)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	370,266	94,194
Amortization of loan costs	36,891	8,793
Interest expense capitalized to notes payable	592,491	247,924
Change in operating assets and liabilities:
Accounts receivable	(8,895)	(1,868)
Prepaid expenses and other current assets	147,260	(155,814)
Accounts payable	2,946	(22,591)
Other accrued liabilities	23,854	-
Accrued management fee	4,029	-
Prepaid rent	39,840	11,262

Net cash used in operating activities	(299,376)	(576,157)

Investing activities:
Construction of real estate facilities	(374,084)	(6,255,582)

Net cash investing activities	(374,084)	(6,255,582)

Financing activities:
Proceeds from issuance of notes payable	610,735	8,032,833
Member contribution	226,500	-
Member distributions	-	(908,192)
Payment of debt issuance costs	-	(250,168)

Net cash provided by financing activities	837,235	6,874,473

Net increase in cash and cash equivalents	163,775	42,734

Cash and cash equivalents, beginning of year	46,701	3,967

Cash and cash equivalents, end of year	$210,476	$46,701

Supplemental Disclosure of Cash Flow Information

Cash paid for interest	$315,448	-

Supplemental Disclosure of Noncash Investing and Financing Activities

Repayment of existing debts with proceeds of new notes payable directly by lender	$-	$6,132,492
Interest capitalized to real estate facilities funded by note payable	-	500,361
Amortization of loan costs capitalized to real estate facilities	-	25,398

See independent accountant’s compilation report and accompanying notes to the financial statements.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Notes to the Financial Statements	and for the period January 4, 2017 to December 31, 2017 (audited)

Note 1 – Organization and Business Activity

LR-Bayshore 1, LLC (the "Company"), a Delaware limited liability company, was formed on August 14, 2015.  The Company operates 1,194 self-storage units in Bay Shore, New York (the “Project”).  LR-Bayshore 1, LLC was established to acquire, develop, and construct a self-storage facility for the purpose of obtaining rental income and long-term appreciation.  The self-storage facility offers space for lease, generally on a month-to-month basis, for personal and business use, ancillary activities such as merchandise sales, and tenant reinsurance to the tenants at its self-storage facility.

The Company operates under an Amended and Restated Limited Liability Company Agreement effective December 30, 2016.  Upon funding of the Company’s debt (see Note 4) on January 4, 2017, Jernigan Capital Operating Company, LLC, a Delaware limited liability company, was admitted as the minority owner (see Note 5).  Accordingly, the period ending December 31, 2017, began on January 4, 2017, for purposes of these financial statements.  The balance sheet immediate preceding the funding consisted of the following:

Cash	$3,967
Prepaid expenses	12,730
Real estate facilities	8,860,451

Total assets	$8,877,148

Accounts payable	$45,705
Notes payable	6,132,492
Member's equity	2,698,951

Total liability and member's equity	$8,877,148

Note 2 – Summary of Significant Accounting Policies

Basis of Accounting

The financial statements are presented on an accrual basis in accordance with U.S. generally accepted accounting principles (“GAAP”) as defined in the Financial Accounting Standards Board Accounting Standards Codification (the “Codification”).

Cash Equivalents

All highly liquid investments purchased with an initial maturity of less than three months are considered cash equivalents.

Real Estate Facilities

Real estate facilities are recorded at cost.  All costs incurred to develop, construct, renovate and improve facilities, including interest and property taxes incurred during the construction period are capitalized.  No provision for depreciation is made on construction in progress until the relevant assets are completed and put into use.  Transaction costs associated with acquisitions or dispositions of real estate, as well as repairs and maintenance costs, are expensed as incurred.  Buildings and improvements are depreciated on a straight-line basis over estimated useful lives ranging generally between 5 to 39 years.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Notes to the Financial Statements	and for the period January 4, 2017 to December 31, 2017 (audited)

Note 2 – Summary of Significant Accounting Policies (continued)

Revenue and Expense Recognition

Revenues from self-storage facilities, which is primarily composed of rental income earned pursuant to month-to-month leases for storage space, as well as associated late charges and administrative fees, are recognized as earned.  Promotional discounts reduce rental income over the promotional period, which is generally one month.  Ancillary revenues and interest and other income are recognized when earned.

The Company accrues for property tax expense based upon actual amounts billed and, in some circumstances, estimates when bills or assessments have not been received from the taxing authorities.  Cost of operations, general and administrative expense, interest expense, as well as advertising expenditures are expensed as incurred.

Amortization of Debt Issuance Costs

The costs incurred in conjunction with long-term debt financing arrangements are recorded as a direct deduction from the carrying value of the associated debt and are amortized into interest expense over the life of the debt commitment using the effective interest rate method.  Amortization for the period ended December 21, 2018, was $36,891, which was expensed as interest.  Amortization for the period January 4, 2017 to December 31, 2017, was $34,191, of which, $25,398 and $8,793 was capitalized to rental facilities and expensed as interest, respectively.

Income Taxes

As a limited liability company, the Company is not a taxpaying entity for federal income tax purposes. Accordingly, the Company’s taxable income or loss is allocated to its members in accordance with their respective percentage ownership.  Therefore, no provision or liability for income taxes has been included in the accompanying financial statements.

Based on the evaluation of the Company’s tax positions, management believes that all positions taken would more likely than not be upheld under examination.  Therefore, no provision for the effects of uncertain tax positions has been recorded for the period ended December 21, 2018, or for the period January 4, 2017 to December 31, 2017.  The Company identifies its major tax jurisdictions as U.S. federal and New York and Delaware state jurisdictions.  The Company is not currently under tax examination.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Reclassification

Certain 2017 amounts were reclassified from general and administrative to self-storage cost of operations to conform to the 2018 presentation with no effect on total expenses or operating loss.

Subsequent Events

Management has evaluated subsequent events through February 27, 2019, the date the financial statements were available to be issued.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Notes to the Financial Statements	and for the period January 4, 2017 to December 31, 2017 (audited)

Note 3 – Real Estate Facilities

Real estate facilities consisted of the following at December 21, 2018 and December 31, 2017:

	2018	2017

Land	$999,151	$999,151
Buildings	15,009,152	14,635,068
Furniture and fixtures	7,573	7,573

Total real estate facilities	16,015,876	15,641,792
Accumulated depreciation	(464,460)	(94,194)

Real estate facilities, net	$15,551,416	$15,547,598

Depreciation expense for the period	$370,266	$94,194

On January 4, 2017, LR-Bayshore 1, LLC refinanced the purchase of 3.82 acres for the development and construction of a self-storage facility in Bay Shore, New York.  The 1,194-unit facility was completed and put in service on September 29, 2017.  During the period January 4, 2017 to December 31, 2017, the Company capitalized $525,759 in interest cost (including $25,398 of debt issuance costs capitalized) incurred on funds used to construct real estate facilities.

Note 4 – Long-Term Debt

On December 30, 2016, LR-Bayshore 1, LLC entered into promissory notes with Jernigan Capital Operating Company, LLC, Class B member of LR-Bayshore 1, LLC (see Note 5), in the amounts of $6,908,514, $5,918,360, and $3,289,686, referred to as the Land Acquisition Note, Construction Note, and Project Note, respectively.  Each note requires monthly installments of interest at 6.9% per annum through maturity on December 30, 2022, at which time any outstanding balance will be due and payable in full.  The face value of the notes was reduced by $250,168 in debt issuance costs, allocated on a pro rata basis to each loan, resulting in an effective interest rate on the notes of approximately 7.2%

The loans are secured by the real estate facilities, assignment of leases and rents, guaranties of recourse obligations and completion executed by certain members of the Class A member (see Note 5), jointly and severally, environmental compliance and indemnification agreement, and assignment of construction documents.

Land Acquisition Note

The Land Acquisition Note was funded in full on January 4, 2017, to refinance the land and existing structure.

As of December 21, 2018 and December 31, 2017, the value of the loan was recorded as follows:

	2018	2017
Principal amount	$6,908,514	$6,908,514
Unamortized loan costs	(82,959)	(100,048)

Land acquisition note	$6,825,555	$6,808,466

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Notes to the Financial Statements	and for the period January 4, 2017 to December 31, 2017 (audited)

Note 4 – Long-Term Debt (continued)

Construction Note

Funding for the Construction Note occurred throughout the period January 4, 2017 to April 30, 2018, as a result of monthly draws to pay construction contractors for work performed and to fund interest costs.

As of December 21, 2018 and December 31, 2017, the value of the loan was recorded as follows:

	2018	2017
Principal amount	$5,918,636	$5,272,804
Unamortized loan costs	(63,317)	(76,360)

Construction note	$5,855,319	$5,196,444

Project Note

Funding for the Project Note occurred throughout the period January 4, 2017 to July 31, 2018, as a result of monthly draws to pay other construction related amounts and operating expenses of the Project and to fund interest costs.

As of December 21, 2018 and December 31, 2017, the value of the loan was recorded as follows:

	2018	2017
Principal amount	$3,289,686	$2,732,292
Unamortized loan costs	(32,810)	(39,569)

Project note	$3,256,876	$2,692,723

Note 5 – Members’ Equity

The Company has two classes of membership, Class A and Class B.  Class A membership units retain all voting rights while both Class A membership units and Class B membership units have interests in profits and losses and cash flows of the Company.  As of December 21, 2018 and December 31, 2017, the majority member held 100 Class A units and the minority member, and lender (see Note 4), held 1 Class B unit.

Cash flows are to be distributed to members with the following priority:

1)

To the Class A member in an amount equal to 6.9% (“Class A Return”) of the Class A member’s equity investment, taking into account all distributions and allocation of losses to the Class A member, for the immediately preceding period;

2)	To the Class A member, an amount equal to any accrued, but unpaid Class A Return for prior periods;

3)	Any remaining cash flows shall be distributed 49.9% to the Class B member and 50.1% to the Class A member.

LR-BAYSHORE 1, LLC

For the period ended December 21, 2018 (unaudited)
Notes to the Financial Statements	and for the period January 4, 2017 to December 31, 2017 (audited)

Note 5 – Members’ Equity (continued)

Capital proceeds from the sale or any refinancing of LR-Bayshore 1, LLC, or the real estate facilities, shall be distributed to the members with the following priority:

1)	The amount of any current Class A Return for the immediately preceding period shall be distributed to the Class A member;

2)	The amount of any accrued, but unpaid Class A Return for prior periods shall be distributed to the Class A member;

3)	The amount of any unreturned Class A equity investment shall be distributed to the Class A member; and

4)	Any remaining amount shall be distributed 49.9% to the Class B member and 50.1% to the Class A member.

On December 21, 2018, Jernigan Capital Operating Company, LLC, Class B member of the Company, purchased 100 Class A units from Los Robles Capital Management, LLC, increasing its membership interest in the Company from 49.9% to 100%.

Note 6 – Management Agreement

The Project is managed by CubeSmart Asset Management, LLC, an unaffiliated entity, for a fee equal to the greater of 5% of gross revenues or $2,500 per month.  Management fees incurred were $35,191 and $7,583 for the period ended December 21, 2018, and for the period January 4, 2017 to December 31, 2017, respectively.

Note 7 – Related Party Transactions

LR-Bayshore 1, LLC entered into promissory notes with Jernigan Capital Operating Company, LLC (see Note 4), Class B member of the Company (see Note 5).  For the period ended December 21, 2018, the Company incurred interest on these notes totaling $907,939, of which $279,867 and $312,624 were added to the outstanding balances of the Construction Note and Project Note, respectively.  For the period January 4, 2017 to December 31, 2017, the Company incurred interest on these notes totaling $748,285, of which $170,308 and $577,977 were added to the outstanding balances of the Construction Note and Project Note, respectively.

During the period January 4, 2017 to December 31, 2017, the Company paid development fees to Los Robles Capital Management, LLC, Class A member of the Company (see Note 5), of $455,184.  These fees were capitalized as costs to construct the real estate facilities.